Exhibit 10.2

August 23, 2012

Mr. Andrew Blocher

2319 Gerken Avenue

Vienna, Virginia 22181

Dear Andy:

On behalf of First Potomac Realty Trust, I am pleased to offer you the position of Executive Vice President and Chief Financial Officer, subject to and conditioned on your election by the Board of Trustees. This letter summarizes the proposed terms and conditions of this offer of employment. This offer letter does not constitute an agreement for a definite term of employment, but sets forth the terms and conditions of your employment should you accept the offer, and the Board approves of your employment. As discussed, your employment will be “at will” which means either party may terminate the employment relationship at any time. The Company policies referred to in this letter as well as the Company policies and procedures provided to you by the Company may be changed, modified or amended from time to time by the Company. We view your addition as an important step in our continued growth and development, and are excited at the prospect of you joining our team.

Start Date:	October 8, 2012

Compensation:	$360,000/year (paid in bi-weekly pay periods per the Company’s regular pay practices). Your base compensation will not be reviewed again until March, 2014.

Participation in the EVP short-term incentive plan with an annual target award of 80% of your base pay. Actual incentives are discretionary and will be awarded by the Compensation Committee based on meeting and exceeding goals that will be established within 90 days of your Start Date. While incentives are discretionary and will be awarded by the Compensation Committee, your 2012 annual incentive will be guaranteed to be at least $200,000 subject to satisfactory work performance.

Participation in the EVP long-term incentive plan with an annual target award of $550,000 in restricted share grants.

Andrew Blocher

August 23, 2012

Your 2012 long-term incentive award will be guaranteed at a value of $550,000 subject to satisfactory work performance.

Benefits:	Health, dental and life insurance coverage after completing two consecutive months of employment under the Company’s standard benefits program.

Payment of COBRA continuation coverage for October and November 2012.

401(k) plan participation and company match after completing one consecutive year of employment.

Four weeks accrued annual vacation and six days annual sick leave in accordance with company policy.

You will receive additional information with regard to the benefit program upon your arrival.

Sign-On:	$250,000 gross cash payment to be paid on your Start Date. Repayment of a pro-rated portion of this payment will be required if you resign your employment voluntarily or are separated for cause within twelve months of your Start Date. We will provide you with an acknowledgement form for receipt of this sign-on bonus as well as your acknowledgement and understanding of the repayment requirement should your employment end within your first 12 months of employment.

Restricted stock with an issue value determined by dividing $1,000,000 by the closing price of FPO stock on the day before the announcement of your appointment as an Officer of the Company. This sign-on award to be granted at the close of business on October 8, 2012 which award will vest ratably over a three-year period.

Separation:	It is understood that our association is an “at-will” employment relationship, which means that either you or First Potomac Realty Trust, with or without cause, may terminate your employment at any time, however, under certain circumstances as outlined in our severance policy you may be eligible for severance compensation at the time of termination.

Andrew Blocher

August 23, 2012

You will be covered under the terms of our draft Severance Policy dated August 23, 2012 or to any amended Severance policy to which you give assent unless such amendments are required by law or regulation.

Please acknowledge your acceptance of this position, as well as the above terms and conditions, by signing and returning this letter by fax to (240) 465-1115. This offer of employment, if not previously accepted by you, will expire seven days from the date of this letter, although additional time for consideration of the offer can be made available if you find it necessary. Please retain a copy for your records. You may deliver the original signed letter on your first day.

Your employment is contingent on a satisfactory background investigation. You will be contacted for any additional information or any concerns with the investigation.

We look forward to working with you. Please contact me if you have any questions regarding this offer.

Sincerely,

Amy Barker

Vice President, Human Resources

Accepted and Agreed to by:

/s/ Andrew Blocher	8/24/12
Signature	Date